Exhibit 4.1

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH HEREIN. THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENT WILL BE VOID. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED SALE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT.

GCL GLOBAL HOLDINGS LTD

WARRANT TO PURCHASE ORDINARY SHARES

Issue Date: 7 July 2025

WHEREAS, one of the subsidiaries of GCL Global Holdings Ltd., a Cayman Islands exempted company (“PubCo”), namely Epicsoft Asia Pte. Ltd., a company incorporated under the laws of The Republic of Singapore, having its registered office at 29 Tai Seng Avenue #02-01 Natural Cool Lifestyle Hub, Singapore 534119 (the “Borrower”), has entered into that certain Facility Letter dated as of 1 October 2024, as supplemented by the Supplemental Letter dated as of 12 March 2025, with Oversea-Chinese Banking Corporation Limited (the “Holder”), for a financing of up to SGD5,000,000 (the “Facility Agreement”); and

WHEREAS, pursuant to clause 8.1(d) of the Supplemental Letter, one of the conditions precedent for the Borrower to draw funds under the Facility Agreement is that the Holder be issued a warrant to purchase Ordinary Shares (as defined below);

NOW THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

FOR VALUE RECEIVED, on and after the date of issuance of this warrant (this “Warrant”), and subject to the terms and conditions set forth herein, the Holder is entitled to purchase up to that number of Ordinary Shares (as specified below and subject to adjustment as described below) from PubCo at a price per share equal to the Exercise Price (as defined below).

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms, as used herein, have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of PubCo, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any Person means, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Warrant, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York City or Singapore are authorised or required by Applicable Law to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Daily Trading Volume” means, for any Trading Day, the daily trading volume for the Ordinary Shares, as reported by Bloomberg, L.P., on such Trading Day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, transfer restriction, right of first refusal or first offer, preemptive rights, hypothecation, encumbrance, security interest, license, options or other rights to acquire an interest or other lien of any kind or any defect in the title or ownership.

“Maximum Number of Securities” means, in an Underwritten Offering, where the managing Underwriter or Underwriters in good faith, advises PubCo and the Holder in writing that the dollar amount or number of Warrant Shares (as defined below) that the Holder desires to sell, taken together with all other Ordinary Shares or other equity securities that PubCo desires to sell and Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” means ordinary shares of a par or nominal value of US$0.0001 per share, of PubCo.

“Organisational Documents” means: (i) the memorandum and articles of association of a company or certificate of incorporation and the bylaws of a corporation or company; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organisation of a limited liability company, (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organisation of a Person; (vii) any shareholders agreements, investor rights agreements or other similar agreements, and (viii) any amendment to any of the foregoing.

“Person” or “person” means any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, governmental body or other entity.

“Principal Market” means the Nasdaq Global Select Market, provided that if the Ordinary Shares are ever listed or traded on the Nasdaq Global Market, Nasdaq Capital Market, NYSE or NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Ordinary Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Ordinary Shares.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following: (i) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Ordinary Shares are then listed); (ii) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) reasonable fees and disbursements of counsel for PubCo; (v) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and (vi) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the Holder.

“Registration Statement” means any registration statement filed by PubCo with the Commission (other than a Registration Statement on Form F-4 or Form S-8, or their successors) that covers the Warrant Shares pursuant to the provisions of this Warrant, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Shelf” means the Form F-1 Shelf, the Form F-3 Shelf or any subsequent Shelf Registration.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Trading Day” means a day on which the Ordinary Shares is listed or quoted and traded on the Principal Market.

“Underwriter” means a securities dealer who purchases any securities of PubCo as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Unrestricted Conditions” has the meaning assigned to such term in Section 4.3(b).

“US$” means United States dollars, the lawful currency of the United States of America.

“VWAP” means the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Ordinary Shares on the Principal Market as reported by Bloomberg Financial L.P. using the AQR function.

1.2	The words “hereof’, “herein” and “hereunder” and words of like import used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Warrant unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Warrant as if set forth in full herein. Any capitalised terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Warrant. Any singular term in this Warrant shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation”: whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement are to that agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

2.	ACQUISITION OF SHARES; EXERCISE PRICE

2.1	Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled to acquire from PubCo up to 899,281 Ordinary Shares (the “Warrant Shares”).

2.2	Exercise Price. The exercise price for the Warrant Shares shall be US$4.17 per Ordinary Share (the “Exercise Price”). The aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant shall be US$3.75 million. The number of Warrant Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

2.3	Exercise Period. Subject to the conditions herein, this Warrant shall be capable of exercise only during the term commencing on the date hereof and ending on the fifth (5th) anniversary of the date of this Warrant (the “Exercise Period”), or such other exercise period as agreed in writing by the parties; provided, that this Warrant shall no longer be exercisable and shall become null and void if it is not exercised at all or in full prior to the expiration of the Exercise Period.

3.	METHOD OF EXERCISE

3.1	Voluntary Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise (the “Voluntary Exercise”) shall be effected by:

(a)	the Holder providing PubCo with a duly executed copy of the Notice of Exercise in the form attached hereto in Exhibit A (“Notice of Exercise”); and

(b)	the payment by the Holder of an amount equal to the aggregate Exercise Price for the Warrant Shares specified in the Notice of Exercise in U.S. dollars in same-day funds to an account designated by PubCo.

3.2	Automatic Exercise. Subject to Section 3.6 below, all of the outstanding Warrant shall be exercised automatically, without the need for the provision of a Notice of Exercise or any further action by or on behalf of the Holder but subject to the payment by the Holder on the Exercise Date (as defined below) of an amount equal to the aggregate Exercise Price for the un-exercised Warrant in U.S. dollars in same-day funds to an account designated by PubCo (“Automatic Exercise”), in the event that:

(a)	the VWAP has been above US$12 per share (subject to adjustment pursuant to Section 8 hereof) for at least twenty (20) consecutive Trading Days (such 20th Trading Day, the “Determination Date”) during the Exercise Period;

(b)	the average of the Daily Trading Volume, as measured over the consecutive twenty (20) Trading Days period referred to in Section 3.2(a) above, was at least 1 million shares (subject to adjustment pursuant to Section 8 hereof);

(c)	the market capitalisation of PubCo is at least US$1 billion on the first Trading Day immediately after the Determination Date; and

(d)	any of the Unrestricted Conditions has been satisfied at the time of issuance of the Warrant Shares, and PubCo has caused its counsel to issue a legal opinion to that effect to the Transfer Agent (as defined below), or shall have made arrangements with the Holder reasonably acceptable to the Holder in respect of the delivery by counsel to the Holder of a legal opinion and taken such actions as shall be necessary to ensure that the Transfer Agent will rely on such opinion.

3.3	In the event that (a) VWAP has been above US$12 per share for ten (10) consecutive Trading Days and (b) the average of the Daily Trading Volume over the same period was at least 1 million shares, PubCo shall give written notice thereof to the Holder by no later than the close of business on the next succeeding Trading Day.

3.4	In the event that (a) VWAP has been above US$12 per share for twenty (20) consecutive Trading Days and (b) the average of the Daily Trading Volume over the same period was at least 1 million shares, PubCo shall give written notice to the Holder confirming the occurrence of the Automatic Exercise by no later than the close of business on the Determination Date.

3.5	The “Exercise Date” in respect of each exercise of this Warrant shall be deemed to be (a) in the case of any Voluntary Exercise, the 10th Business Day after the date of the Notice of Exercise in respect of such exercise; and (b) in the case of the Automatic Exercise, the first Trading Day immediately after the Determination Date, provided that the aggregate Exercise Price has been delivered to PubCo.

3.6	Notwithstanding anything herein to the contrary, no Automatic Exercise under Section 3.2 above shall be effected unless a Registration Statement that covers the Warrant Shares pursuant to the provisions of this Warrant is effective and a current prospectus relating to the Warrant Shares issuable upon exercise of this Warrants is available for delivery to the Holder.

4.	ISSUANCE OF WARRANT SHARES

4.1	DTC. In the event of any exercise of the purchase rights represented by this Warrant in accordance with the terms hereof, the Warrant Shares issuable upon such exercise shall be delivered by PubCo:

(a)	in the case of an exercise at a time when any of the Unrestricted Conditions is met as of the Exercise Date in respect of such Warrant Shares, by causing PubCo’s designated transfer agent (“Transfer Agent”) to electronically transmit the Warrant Shares issuable upon such exercise to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, as specified in the relevant Exercise Form (or, in the event of an Automatic Exercise, as specified in writing by the Holder), no later than the later of:

(i)	two (2) Trading Days (or, if less, the number of Trading Days comprising the Standard Settlement Period) after the relevant Exercise Date; provided that a failure by the Transfer Agent to timely credit such Warrant Shares in accordance with this Section (i) to the extent it is caused solely by a failure by the Holder or its designee to accept such DWAC transmission (a “DWAC Acceptance Failure”) shall not be deemed a breach of this Section 4.1; provided, further, that PubCo or the Transfer Agent shall notify the Holder as promptly as possible (and in any event within one Trading Day) after PubCo becomes aware of the fact that a DWAC Acceptance Failure has occurred; and

(ii)	one (1) Trading Day after the date the applicable aggregate Exercise Price is received by PubCo; or

(b)	in the case of an exercise at a time when the Warrant Shares issuable upon such exercise are required to bear a restrictive legend pursuant to Section 4.3(b) because none of the Unrestricted Conditions is met in respect thereof (or, only if directed by the Holder, following a DWAC Acceptance Failure), issue and dispatch by overnight courier to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee (or make appropriate book-entry notation), for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, within five (5) Trading Days after the relevant Exercise Date.

Upon the exercise of this Warrant or any part hereof, PubCo shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel (or making arrangements for delivery of, and reliance by the Transfer Agent upon, an opinion of counsel to the Holder, as contemplated by Section 4.3(b)), if applicable, as shall be necessary to enable the Transfer Agent to transmit to the Holder in accordance with this Section 4.1, the number of Warrant Shares issuable upon such exercise. PubCo warrants that no instructions other than these instructions have been or will be given to the Transfer Agent in respect of the Warrant Shares and that the Warrant Shares will not contain any legends or be subject to stop transfer if any of the Unrestricted Conditions is met in respect thereof.

The Warrant Shares issuable upon such exercise of this Warrant shall be deemed to have been issued to the Person or Persons entitled to receive such Warrant Shares and such Person or Persons shall be treated for all purposes as the legal and record holder or holders of such Warrant Shares as a matter of Cayman Islands law as of the date the register of members of PubCo is updated accordingly. The Holder shall not be required to surrender this Warrant to PubCo until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to PubCo for cancellation within three (3) Trading Days following the last Exercise Date hereunder.

In case of Voluntary Exercise, execution and delivery of the Notice of Exercise with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder and PubCo shall maintain records showing the number of Warrant Shares purchased and the remaining number of Warrant Shares. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated herein.

4.2	Transferability of Warrant. Subject to Section 4.3(c), this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to PubCo at its then principal offices, provided that the following conditions are met: (a) the intended transferee has the financial capability or means to pay the Exercise Price in accordance with terms of this Warrant and has not engaged in any conduct that has resulted in a material violation of any anti-corruption laws and any laws relating to economic or trade sanctions applicable to it, and (b) within one (1) week from the date the Holder notifies PubCo of the intended transferee, the Underwriter has not advised PubCo that the transfer or assignment of the Warrant will have a material adverse effect on the marketing of any Registration. If the Underwriter has advised PubCo that such transfer of the Warrant will have a material adverse effect on the marketing of any Registration, PubCo shall cause the Underwriter to inform the Holder of the material adverse effect in reasonable detail to the extent that no non-public sensitive information will be disclosed.

Subject to the foregoing under this Section 4.2, within three (3) Trading Days of such surrender and delivery, (i) the transfer shall be recorded on the books of PubCo upon the surrender of this Warrant, properly endorsed, to PubCo at its principal offices, and the payment to PubCo of all present or future stamp, court or documentary, intangible, recording, filing or similar taxes imposed in connection with such transfer or assignment, if any, and (ii) PubCo shall execute and deliver a new Warrant or Warrants in the name of the transferee or transferees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly thereafter be cancelled; provided that PubCo shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to PubCo, such transfer does not comply with the provisions of the securities laws, rules and regulations of the applicable jurisdictions.

Notwithstanding anything herein to the contrary other than Section 4.3(c), this Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares immediately upon such assignment without having a new Warrant issued.

4.3	Restrictive Legend.

(a)	The Holder understands that until such time as this Warrant and the Warrant Shares have been registered under the Securities Act or otherwise may be sold without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant and the Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities) (the “Securities Law Legend”):

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b)	This Warrant and Warrant Shares (and any certificates or electronic book entries evidencing the Warrant Shares) shall not contain or be subject to (and Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): (A) while a registration statement (including a Registration Statement) covering the sale or resale of such securities by the holder thereof is effective under the Securities Act, or (B) if the Holder provides customary certifications to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such certifications, such securities pursuant to such a registration statement or Rule 144 under the Securities Act, or (C) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to PubCo or as set forth in a legal opinion delivered by counsel to the Holder and at any time on or after the date hereof, assuming Rule 144 is available to sell securities of PubCo and Pubco is not required to meet current public information requirements pursuant to Rule 144, that the Holder certifies that it is not an “affiliate” of PubCo (as such term is used under Rule 144 under the Securities Act) and that the Holder’s holding period for purposes of Rule 144 under the Securities Act (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) of at least six (6) months, or (E) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to PubCo or as set forth in a legal opinion delivered by counsel to the Holder (collectively, the “Unrestricted Conditions”).

PubCo shall cause its counsel to issue a legal opinion to the Transfer Agent, or shall have made arrangements with the Holder reasonably acceptable to the Holder in respect of the delivery by counsel to the Holder of a legal opinion and taken such actions as shall be necessary to ensure that the Transfer Agent will rely on such opinion, in any case, promptly after the Registration Effective Date, or at such other time as any of the Unrestricted Conditions has been satisfied, if required by the Transfer Agent to effect the issuance of this Warrant or the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of the Warrant Shares then such Warrant Shares shall be issued free of all legends and stop-transfer instructions. PubCo agrees that if any of the Unrestricted Conditions is met after the issuance of any Warrant Shares or such legend is otherwise no longer required under this Section 4.3(b), it will, no later than the second trading day following the delivery by the Holder to PubCo or the Transfer Agent of the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder or its designee the Warrant Shares free from all restrictive and other legends (or similar notations) by crediting the account of the Holder’s prime broker with DTC, through its DWAC system.

For purposes hereof, “Registration Effective Date” shall mean the date that the first Registration Statement covering the Warrant Shares that PubCo is required to file pursuant to this Warrant has been declared effective by the Commission. The Holder, by acceptance hereof, acknowledges and agrees that the removal of any restrictive legends from any securities as set forth in this Section 4.3(b) is predicated upon PubCo’s reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold while such registration statement is effective and available for resales of such securities, in compliance with the plan of distribution set forth therein.

(c)	The Holder covenants that it will not sell or otherwise transfer any Warrants or Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus-delivery requirements of the Securities Act.

4.4	Replacement of Warrant. On receipt of evidence reasonably satisfactory to PubCo of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to PubCo or, in the case of mutilation, on surrender and cancellation of this Warrant, PubCo shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

4.5	Register of Members. Following the exercise of this Warrant in accordance with Sections 2 and 3, PubCo shall issue and deliver the Warrant Shares to the Holder in accordance with Section 4, and deliver to the Holder a certified true copy of the register of members of PubCo evidencing the ownership of the Warrant Shares.

4.6	No Right to Vote. Until the Warrant shall have been exercised and the Warrant Shares shall have been issued, as provided in this Section 4, nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a shareholder of PubCo or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalisation, issuance of shares, reclassification of shares, change of par value or change of shares to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

4.7	Fractional Shares. No fractional Ordinary Shares are to be issued upon exercise of this Warrant, but rather the number of Ordinary Shares to be issued shall be rounded up to the nearest whole number.

4.8	Taxes. PubCo shall not be obligated to pay any transfer taxes in respect of this Warrant or the Warrant Shares.

5.	REGISTRATION RIGHTS

5.1	Shelf Registration.

(a)	Filing. PubCo shall as soon as reasonably practicable, but in any event within six months of the date of this Warrant, file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) covering, subject to Section 5.7, the public resale of all of the Warrant Shares on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form F-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the Commission notifies PubCo that it will “review” the Registration Statement) following the filing and (ii) the 10th business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Form F-1 Shelf shall provide for the resale of the Warrant Shares included therein pursuant to any method or combination of methods legally available to, and requested by, the Holder. PubCo shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Warrant Shares. Following the filing of a Form F-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form F-3 (the “Form F-3 Shelf”) as soon as reasonably practicable after PubCo is eligible to use Form F-3. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 5.1 but in any event within one (1) business day of such date, PubCo shall notify the Holder of the effectiveness of such Registration Statement. PubCo’s obligation under this Section 5.1 shall, for the avoidance of doubt be subject to Section 5.6 hereto.

(b)	Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Warrant Shares are still outstanding and not eligible to be sold, assigned or transferred under Rule 144, PubCo shall, subject to Section 5.6, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Warrant Shares (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, the Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PubCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Warrant Shares. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. PubCo’s obligation under this Section 5.1 shall, for the avoidance of doubt be subject to Section 5.6 hereto.

5.2	Piggyback Registration.

(a)	Piggyback Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including, without limitation, pursuant to Section 5.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, (iv) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act) or (v) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing to the Holder as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to the Holder of Warrant Shares the opportunity to register the sale of such number of Warrant Shares as the Holder may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Warrant Shares to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Warrant Shares requested by the Holder pursuant to this Section 5.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Warrant Shares in accordance with the intended method(s) of distribution thereof. If the Holder proposes to distribute its Warrant Shares through an Underwritten Offering under this Section 5.2(a), it shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo.

(b)	Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holder participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares that PubCo desires to sell, taken together with (i) Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holder hereunder (ii) the Warrant Shares as to which registration has been requested pursuant to Section 5.2 hereof, and (iii) Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Warrant Shares of the Holder exercising its rights to register its Warrant Shares pursuant to Section 5.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities;

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holder, then PubCo shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holder, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Warrant Shares of the Holder exercising its rights to register its Warrant Shares pursuant to Section 5.2(a), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)	Piggyback Registration Withdrawal. The Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 5.2 (c).

5.3	General Procedures. If at any time PubCo is required to effect the Registration of the Warrant Shares, PubCo shall use its best efforts to effect such Registration to permit the sale of the Warrant Shares in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a)	prepare and file with the Commission as soon as practicable a Registration Statement with respect to the Warrant Shares and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Warrant Shares covered by such Registration Statement have been sold;

(b)	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holder or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Warrant Shares covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)	prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holder of Warrant Shares included in such Registration, and the Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holder of Warrant Shares included in such Registration or the legal counsel for the Holder may request in order to facilitate the disposition of the Warrant Shares owned by the Holder;

(d)	prior to any public offering of the Warrant Shares, use its commercially reasonable efforts to (i) register or qualify the Warrant Shares covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holder of Warrant Shares included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Warrant Shares covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holder of Warrant Shares included in such Registration Statement to consummate the disposition of such Warrant Shares in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)	use its commercially reasonable efforts to cause all the Warrant Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)	provide a transfer agent or warrant agent, as applicable, and registrar for all such Warrant Shares no later than the effective date of such Registration Statement;

(g)	advise the Holder promptly after PubCo shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)	at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to the Holder and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

(i)	notify the Holder at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 5.6 hereof;

(j)	permit a representative of the Holder, the Underwriters, if any, and any attorney or accountant retained by the Holder or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of the Holder or Underwriter or any information regarding the Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of the Holder or Underwriter and providing the Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

(k)	obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the Holder may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the Holder;

(l)	on the date the Warrant Shares are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holder, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holder, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Holder;

(m)	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o)	if the Registration involves the Registration of Warrant Shares involving gross proceeds in excess of US$50,000,000, use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

(p)	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holder, in connection with such Registration.

5.4	Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holder that the Holder shall bear all incremental selling expenses relating to the sale of Warrant Shares, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holder.

5.5	Requirements for Participation in Underwritten Offerings. The Holder may not participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless the Holder (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

5.6	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, the Holder shall forthwith discontinue disposition of Warrant Shares until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holder, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holder agrees to suspend, immediately upon their receipt of the notice referred to above, its use of the Prospectus relating to any Registration in connection with any sale or offer to sell the Warrant Shares. PubCo shall immediately notify the Holder of the expiration of any period during which it exercised its rights under this Section 5.6 and, upon the expiration of such period, the Holder shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell the Warrant Shares.

5.7	Reporting Obligations. As long as the Holder shall own any Warrant Shares, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holder with true and complete copies of all such filings. PubCo further covenants that it shall take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell Ordinary Shares held by the Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of the Holder, PubCo shall deliver to the Holder a written certification of a duly authorised officer as to whether it has complied with such requirements.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF PUBCO

In connection with the transactions provided for herein, PubCo represents and warrants to the Holder on the date hereof, the date of exercise of the Warrant and the date the Warrant Shares are issued to the Holder that:

6.1	Organisation and Standing. PubCo is a Cayman Islands exempted company limited by shares, validly existing and in good standing under the laws of the Cayman Islands. PubCo has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2	Authorisation; Binding Agreement. PubCo has all requisite corporate power and authority to execute and deliver this Warrant and to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate action has been taken on the part of PubCo and the Board of PubCo necessary for the authorisation, execution and delivery of this Warrant and the consummation of the transactions contemplated hereby. This Warrant has been duly and validly executed and delivered by PubCo and constitutes the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defence of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity.

6.3	Governmental Approvals. No consent of or notice to any Governmental Authority, on the part of PubCo, is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Warrant or the consummation by PubCo of the transactions contemplated hereby, other than all filings required to be made with the Registrar of Companies in the Cayman Islands and applicable requirements, if any, of the Securities Act and the Exchange Act.

6.4	Non-Contravention. The execution and delivery by PubCo of this Warrant, the consummation by PubCo of the transactions contemplated hereby, and compliance by PubCo with any of the provisions hereof shall not: (a) conflict with or violate any provision of PubCo’s Organisational Documents; (b) subject to obtaining the consents from Governmental Authorities referred to in Section 6.3 and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any law, Governmental Order or consent applicable to PubCo or any of its properties or assets.

6.5	Ordinary Shares and Warrant Shares. PubCo has authorised sufficient shares of Ordinary Shares to allow for the exercise of this Warrant, and will not take or permit any action that would result in an increase in the number of the Warrant Shares issuable upon exercise of this Warrant without first properly authorising and reserving any additional shares of Ordinary Shares necessary to comply with this Section 6.5. All Ordinary Shares to be issued and delivered to the Holder in accordance with Article 2 shall be, upon issuance and delivery, duly authorised and validly issued and fully paid and non-assessable, issued in compliance with all applicable state and federal securities laws, free and clear of all Liens, other than restrictions arising from Applicable Law, the Organisational Documents of PubCo, and the provisions of this Warrant.

6.6	Listing. The Ordinary Shares have been registered pursuant to Section 12(b) of the Exchange Act and the Ordinary Shares outstanding on the date hereof are listed on the Principal Market. PubCo has taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or the listing of the Ordinary Shares on the Principal Market, nor has PubCo received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To its knowledge, PubCo is in compliance with applicable continued listing requirements of the Principal Market in all material respects.

6.7	Reports. Since the date of this Warrant, PubCo has timely filed all reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Authority prior to the date hereof (the foregoing, collectively, the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PubCo. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Authority. In the case of each such Company Report filed with or furnished to the Commission, such Company Report (a) did not, as of its date or if amended prior to the date hereof, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of PubCo has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the U.S. Sarbanes-Oxley Act of 2002. PubCo (a) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PubCo, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of PubCo by others within those entities, and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect PubCo’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in PubCo’s internal controls over financial reporting.

6.8	Registration Statement. Any Registration Statement filed with the Commission, and any amendment thereto, including any information deemed to be included therein pursuant to the rules and regulations of the Commission promulgated under the Securities Act, will comply as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date it is declared effective by the Commission, the Registration Statement, as so amended, and any related registration statements, will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any preliminary Prospectus included in the Registration Statement or any amendment thereto, any free writing Prospectus related to the Registration Statement and any final Prospectus related to the Registration Statement filed pursuant to Rule 424 promulgated under the Securities Act, in each case as of its date, will comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The prior written consent of the Holder will have been obtained by PubCo for any content in the Registration Statement which relates to or references the Holder or its Affiliates.

6.9	Application of Exercise Price. PubCo agrees that the aggregate Exercise Price paid by the Holder hereunder will be used to repay all principal, interest, and other amounts outstanding under Facility Agreement, if any, and the remainder, if any, for the working capital purposes of the Borrower.

7.	REPRESENTATIONS AND WARRANTIES OF THE HOLDER

In connection with the transactions provided for herein, the Holder hereby represents and warrants to PubCo on the date hereof, the date of exercise of the Warrant and the date the Warrant Shares are issued to the Holder that:

7.1	Authorisation. It has full power and authority to enter into this Warrant. This Warrant, when executed and delivered by the Holder, will constitute the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defence of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity.

7.2	Acquisition Entirely for Own Account. This Warrant is entered into by PubCo in reliance upon the Holder’s representation to PubCo that the Warrant and the Warrant Shares will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Warrant Shares.

7.3	Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant Shares.

7.4	Accredited Investor. The Holder is, and at the time of exercise of this Warrant, will be (i) a non-U.S. person in accordance with Regulation S under the Securities Act or (ii) an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D, as presently in effect, as promulgated by the Securities Act.

8.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES

The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

8.1	Subdivision or Combination. If, at any time prior to the exercise of this Warrant, the number of outstanding Ordinary Shares is (i) increased by a dividend payable in securities of PubCo or by a subdivision or split-up of ordinary shares of PubCo, or (ii) decreased by a combination of ordinary shares of PubCo, then, following the record date fixed for the determination of holders of ordinary shares of PubCo entitled to receive the benefits of such share dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of Warrant Shares into which this Warrant would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of Warrant Shares which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Warrant had been exercised immediately prior to such record date.

8.2	Adjustment to Warrant Shares. Upon each adjustment of the Exercise Price as provided in Section 8.1, the Holder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares equal to the product of (i) the number of Warrant Shares into which this Warrant would be exercisable prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment.

8.3	Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, PubCo shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant and the notice shall show in reasonable detail the facts on which the adjustment is based. The form of this Warrant need not be changed because of any adjustment in the Exercise Price or in the number or type of shares of Warrant Shares or other property issuable upon its exercise.

9.	RECLASSIFICATION, MERGER, LIQUIDATION, ETC.

9.1	Reclassification, Merger, Consolidation. In case of any reclassification, reorganisation or change of the outstanding ordinary shares of PubCo (other than as a result of a subdivision, combination or share dividend), or in case of any consolidation of PubCo with, or merger of PubCo into, another corporation or other business organisation (other than a consolidation or merger in which PubCo is the surviving entity) at any time prior to the exercise of this Warrant, then PubCo or its successor shall make lawful and adequate provision to grant the Holder the right to receive, upon exercise of this Warrant, the kind and amount of shares and other securities and property receivable upon such reclassification, reorganisation, change, consolidation or merger by a holder of the number of Warrant Shares of PubCo which would have been received by the Holder immediately prior to such reclassification, reorganisation, change, consolidation or merger, and, in any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder such that the provisions hereof shall thereafter be applicable in relation to any shares and other securities and property thereafter deliverable upon exercise hereof. If after such reclassification, reorganisation, change, consolidation or merger, the Warrant is exercisable for securities of a corporation or entity other than PubCo, then such corporation or entity shall, and PubCo shall cause such corporation or entity to, duly execute and deliver to Holder, on or prior to the date of such reclassification, reorganisation, change, consolidation or merger, a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reclassification, reorganisation, change, consolidation or merger.

9.2	Liquidation. In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, of PubCo, or if any other dissolution of PubCo by operation of law is effected, at any time prior to the exercise of this Warrant, then this Warrant shall no longer be exercisable and shall become null and void.

10.	INDEMNIFICATION AND CONTRIBUTION

10.1	PubCo agrees to indemnify, to the extent permitted by law, the Holder, its officers and directors and each person who controls the Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by the Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

10.2	In connection with any Registration Statement in which the Holder is participating, the Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Holder expressly for use therein; provided, however, that the obligation to indemnify shall be in proportion to and limited to the net proceeds received by the Holder from the sale of Warrant Shares pursuant to such Registration Statement. The Holder shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

10.3	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

10.4	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Each of PubCo and the Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or the Holder’s indemnification is unavailable for any reason.

10.5	If the indemnification provided under Section 10 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 10.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 10.1, 10.2 and 10.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 10.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 10.5 from any person who was not guilty of such fraudulent misrepresentation.

11.	MISCELLANEOUS

11.1	Public Announcements. No public release, filing or announcement concerning this Warrant or the transactions contemplated hereby shall be issued by any party or any of their Affiliates without the prior written consent of the other party, except as such release or announcement may be required by Applicable Law or the rules or regulations of any securities exchange applicable to a party or its Affiliates, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to review, comment on, and arrange for any required filing with respect to such release or announcement in advance of such issuance. Except if required by law or the rules of the stock exchange, without the prior written consent of the Holder, PubCo shall not, and shall cause its representatives not to, disclose the existence of this Warrant or any negotiations related hereto, or to use the name of the Holder or any information provided by the Holder in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

11.2	Finders Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless PubCo from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. PubCo agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which PubCo or any of its officers, employees or representatives is responsible.

11.3	No Impairment. PubCo shall not, by amendment of its Organisational Documents, or through any reorganisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate or reasonably be requested by the Holder in order to protect the exercise rights of the Holder, consistent with the terms of this Warrant.

11.4	Survival. The representations and warranties of the parties hereto contained in this Warrant shall survive until the expiry of the applicable statute of limitation.

11.5	Termination. This Warrant may be terminated and the transactions contemplated hereby may be abandoned by mutual written consent of the parties, provided that, this Warrant may not be terminated by a party that is in breach of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure for the Registration Statement to be declared effective.

11.6	Effect of Termination. If this Warrant is terminated as permitted by Section 11.5, such termination shall be without liability of any party (or any shareholder, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Warrant, provided that, (x) termination does not affect any party’s accrued rights and obligations at the date of termination, and

(y) nothing herein will relieve any party hereto from liability for any wilful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach.

11.7	Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given):

(a)	if to PubCo:

GCL Global Holdings LTD

29 Tai Seng Avenue #02-01

Natural Cool Lifestyle Hub

Singapore 534119

(Attn: Sebastian Toke; Email: sebastian@gcl.asia)

with a copy (which copy alone shall not constitute notice) to:

Loeb & Loeb LLP

901 New York Avenue NW

Suite 300, Washington, DC 20001

(Attn: Jane Tam; Email: jtam@loeb.com)

(b)	if to the Holder

Oversea-Chinese Banking Corporation Limited

65 Chulia Street

OCBC Centre

Singapore 049513

(Attn: Daniel Kwan Chieu Bock / Joseph Voo Chung Hsien / Leong Ze Hao (Zac);
Email: CBKwan@ocbc.com; JosephVoo@ocbc.com; ZacLeong@ocbc.com)

with a copy (which copy alone shall not constitute notice) to:

Allen Overy Shearman Sterling (Asia) Pte. Ltd.

#09-01 OUE Bayfront

Singapore 049321

(Attn: Felipe Duque; E-mail: Felipe.Duque@AOShearman.com)

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.8	Amendments and Waivers. Any provision of this Warrant may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Warrant, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.9	Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Warrant shall be paid by the party incurring such cost or expense.

11.10	Successors and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11	Contracts (Rights of Third Parties) Act. A person who is not a party to this Warrant has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Warrant.

11.12	Governing Law. This Warrant and shall be governed by, and construed in accordance with, the laws of Singapore.

11.13	Jurisdiction. The courts of Singapore shall have jurisdiction to settle any disputes that may arise out of or in connection with this Warrant and accordingly any legal action or proceedings arising out of or in connection with this Warrant (“Proceedings”) may be brought in such courts. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. Each party further agrees, to the extent permitted by applicable law, the Holder shall not be prevented from bringing Proceedings in any other courts with jurisdiction and the Holder may take concurrent proceedings in any number of jurisdictions.

11.14	Service of Process. PubCo hereby appoints BluTrust Corporate Services Pte. Ltd. at 1 Coleman Street, #05-13A The Adelphi, Singapore 179803 to receive service of process on its behalf as its authorised agent for service of process in Singapore.

11.15	Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter of this Warrant and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Warrant.

11.16	Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Warrant so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SIGNED, SEALED AND DELIVERED		)
GCL GLOBAL HOLDINGS LTD		)	/s/ Sebastian Toke
by its authorised signatory, Sebastian Toke		)	[ Sign and affix red wafer seal here]
acting under a document of authorisation		)
dated 29 June 2025 in the presence of:		)
________________________________________
Name:	Lin Yuxin (Kenny)
Address	29 Tai Seng Ave., #02-01, Singapore 534119

[Signature page to Warrant to Purchase Ordinary Shares]

ACKNOWLEDGED AND AGREED:

For and on behalf Oversea-Chinese Banking Corporation Limited

By	/s/ Daniel Kwan Chieu Bock
Name:	Daniel Kwan Chieu Bock
Title:	Head of Mezzanine Capital Unit

[Signature page to Warrant to Purchase Ordinary Shares]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

GCL GLOBAL HOLDINGS LTD

Date: [        ]

Attention: [          ]

1.	The undersigned hereby elects to purchase, on the 10th Business Day after the date hereof (the “Payment Date”), pursuant to the provisions of the Warrant Agreement dated as of 7 July 2025 (the “Warrant”), as follows:

❑	with respect to [ ] shares of Warrant Shares pursuant to the terms of the attached Warrant.

2.	The undersigned requests that [any stock certificates for such shares be issued free of any restrictive legend, if appropriate,]/[the shares be credited to the undersigned’s account with its prime broker by DWAC to the account specified below] [and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.]

3.	The undersigned hereby represents and warrants that representations and warranties in Section 6 of the Warrant are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms as set forth in the Warrant.

Name in which the shares should be registered:

Issue to:

Email Address:

DTC Details (if applicable):

Address for Stock Certificates (if applicable):

For and on behalf of Oversea-Chinese Banking Corporation Limited

By
Name:
Title: